Exhibit 10.20

Genius Group Ltd 8 Amoy Street, #01-01, Far East Square, Singapore 049950

Erez Simha

150 Columbus Avenue

Apartment 15AB

New York, New York

10023

United States

27th June 2022

Dear Erez,

The Management of Genius Group (hereinafter referred to as “GG”) is pleased to offer you the position of Chief Financial Officer (CFO) of GG.

The offer is for you to join us in this position with a Commencement Date not later than 31st July 2022. The place of work is flexible, initially virtual, and to be mutually agreed in the future based on the most suitable location for yourself and the company as the company grows.

Your terms of employment are subject to, but not limited to, the following terms and conditions.

1)	DUTIES & RESPONSIBILITIES

As the CFO of Genius Group you will be reporting directly to the CEO.

Duties and responsibilities include:

●	Lead all finance and accounting responsibilities across Genies Group and all subsidiary companies
●	Produce annual operations forecasting report and strategy
●	Ensure financial and legal reporting and compliance of GG as a public listed company
●	Manage the accounting, investor relations, legal, tax, and treasury departments of GG
●	Oversee the financial operations of subsidiary companies and foreign operations
●	Manage any third parties to which accounting or finance functions have been outsourced
●	Oversee the company's transaction processing systems
●	Supervise acquisition due diligence and negotiate acquisitions
●	Monitor cash balances and cash forecasts
●	Participate in conference calls with the investment community
●	Present financial strategy recommendations to the CEO
●	Support the CEO on investor presentations and business development
●	Manage the systems integration of acquired companies into the group
●	Report to the Board and investors on group company performance
●	Participate in key decisions as a member of the executive management team
●	Maintain in-depth relations with all members of the management team

2)	COMPENSATION

Your Annual Compensation package shall consist of the following

●	Salary of US$427,000 per annum
●	Performance bonus up to 50% of salary for achieving pre-agreed annual company performance targets
●	Your compensation will also include Restricted Stock Units (RSUs) in GG. These will be issued as follows:
●	You will receive a grant of RSUs amounting to US$1,000,000, on your Commencement Date with the company. RSU count will be determined by the GNS stock price at close of business on your Commencement Date. $333,000 will vest one year after the grant date, and the remaining $667,000 will vest in eight equal amounts of $83,375 at the end of each quarter thereafter.
●	You will also receive RSUs amounting to US$1,000,000, each year on the anniversary of your Commencement Date. RSU count will be determined by the GNS stock price at close of business on the day of the grant. The RSU grants will vest on a similar schedule to the first grant of RSUs.
●	At the time at which the RSUs vest, they are assigned a fair market value based on our share price at the time. The RSUs are considered additional income, and income tax will be due at time of vesting.
●	In the event that you are no longer employed with the company, all unvested RSUs will automatically expire.
●	This program will be reviewed after three years of service. Any change will be discussed and mutually agreed with you and will not leave you with less compensation than as outlined above.

●	A suitable US health insurance scheme that will be mutually agreed upon based on market comparable schemes for your position and salary level. Medical plan and coverage will be at least as define today at Aetna PPO 750 Tri state , and will include medical , dental and vision . Company will reimburse you for all cobra cost until medical plan is established by the company in US.
●	Genius Group’s unlimited vacation policy allows employees to take as much leave as they need, provided they are classified as non-exempt and/or in leadership positions and employed at the corporate (Genius Group) level. This policy is based on mutual trust between employer and employee. It gives employees opportunities to work or take time off as they see fit, as long as they keep fulfilling their duties.
●	As an officer of the company, your compensation package is subject to review and change by our Compensation Committee in the face of changing business conditions

3)	EXPENSES

You will be reimbursed for all reasonable business and travel expenses incurred in the normal course of business. This includes but not limited to traveling to our annual retreat and to visit our various offices, campuses, and resorts in support of assigned business responsibilities.

4)	NOTICE PERIOD

If you elect to resign from employment with GG, you agree to provide GG with written notification of resignation at least thirty (30) days prior to your intended resignation date. The Company may elect to waive all or part of the notice period in its sole discretion

5)	TERMINATION OF SERVICE

GG retains the right to terminate services without any prior notice or payment in lieu of notice, in the event of any misrepresentation, misconduct, violation of discipline, criminal offence, illegal action, breach of GG policy or any activities amounting to moral turpitude or jeopardizing the interests of the Company.

6)	INTEGRITY & CONFIDENTIALITY

You will be required to demonstrate a high degree of integrity in the performance of your responsibilities. During the course of your employment with GG you will have access to confidential and proprietary information of GG and its clients. You are expected to treat all such information in strict confidence. You need to adhere to organization’s policy and procedures, pertaining to information security basis your role requirement. You cannot disclose it to any person/s within or outside GG, nor can you use it for any purpose other than that specified.

It is understood that this offer and its terms are confidential in nature and shall not be disclosed to any third party without the prior written consent of both parties.

Breach of the above obligation gives GG the right to terminate employment with immediate effect and also to initiate suitable civil or criminal action.

7)	COMPANY RULES & REGULATIONS

Your working hours, weekly offs, holidays, leave rules etc. will be governed by the rules and regulations of GG, and will be based on customs and traditions in the United States. You will observe and be governed by all the rules and regulations of GG that are in force now and also those that may come into force at a future date, even if they are not individually notified to you in writing. GG has the sole and absolute right to change any of its rules and regulations at any time to meet the exigencies of business.

Please sign a copy of this letter and return it to us as a token of your acceptance of this offer within one week of receiving this Offer Letter.

We welcome you as a member of our team and wish you a successful journey with Genius Group.

Yours Faithfully,

For Genius Group Ltd

/s/ Roger James Hamilton

Roger James Hamilton

CEO, Genius Group Ltd

ACCEPTANCE FORM

I, Erez Simha, accept employment with Genius Group Ltd with the stipulated terms and conditions.

/s/ Erez Simha	June 27, 2022
Signature	Date

/s/ Roger James Hamilton	June 27, 2022
For Genius Group Ltd	Date